Exhibit 99.1

News Release

TransEnterix Announces One-for-Thirteen Reverse Stock Split of its Common Stock
Morrisville, North Carolina (December 11, 2019) — TransEnterix, Inc. (NYSE American: TRXC) today announced that, following approval of a reverse stock split range and authorized share reduction by stockholders at a special meeting of stockholders earlier today, the TransEnterix’s Board of Directors determined to effect a reverse stock split of TransEnterix’s common stock at a ratio of one-for-thirteen. The applicable Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, was filed with the Delaware Secretary of State today and will become effective at 5:00 p.m. Eastern Time on December 11, 2019.
TransEnterix’s common stock will begin trading on a split-adjusted basis when markets open on December 12, 2019. TransEnterix common stock will continue to trade on the NYSE American under the symbol “TRXC,” although a new CUSIP number (89366M 300) has been assigned to it as a result of the reverse stock split.
No fractional shares are issued in connection with the reverse stock split. TransEnterix will round up any fractional shares resulting from the reverse stock split to the nearest whole share.
Additional information about the reverse stock split can be found in TransEnterix’s definitive proxy statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 18, 2019, and available free of charge at the SEC’s website, www.sec.gov, or TransEnterix’s website, www.transenterix.com.
About TransEnterix
TransEnterix is a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today's value-based healthcare environment. The Company is focused on the commercialization of the Senhance® Surgical System, which digitizes laparoscopic minimally invasive surgery. The system allows for robotic precision, haptic feedback, surgeon camera control via eye sensing and improved ergonomics while offering responsible economics. The Senhance Surgical System is available for sale in the US, the EU, and select other countries.

CONTACT:

For TransEnterix, Inc.
Investors:
Mark Klausner, +1 443-213-0501
invest@transenterix.com

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